                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                   -----------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 7)/1/

                           Southern Africa Fund, Inc.
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    842157109
        ----------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [X]  Rule 13d-1(b)
        [_]  Rule 13d-1(c)
        [_]  Rule 13d-1(d)



--------
         /1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                      ---------------------
 CUSIP No. 842157109             13G                         Page 2 of 3 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  President and Fellows of Harvard College
--------------------------------------------------------------------------------
                                                               (a)   [_]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                                563,169 shares
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                          ----
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                           563,169 shares
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                                ----
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           563,169 shares

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     12.3%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
                     EP

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1(a)         Name of Issuer:
                             Southern Africa Fund, Inc.

      1(b)        Address of Issuer's Principal Executive Offices:
                              1345 Avenue of the Americas
                              New York, New York  10105

Item 2(a)         Name of Person Filing:
                             President and Fellows of Harvard College

      2(b)        Address of Principal Business Office or, if none, Residence:
                             c/o Harvard Management Company, Inc.
                             600 Atlantic Avenue
                             Boston, MA  02210

      2(c)        Citizenship:
                             Massachusetts

      2(d)        Title of Class of Securities:
                             Common Stock

      2(e)        CUSIP Number:
                             842157109

  Item 3 The reporting person is an employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

  Item 4           Ownership:

        4(a)       Amount beneficially owned:
                             563,169 shares

        4(b)       Percent of Class:
                             12.3%

        4(c)       Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote:
                             563,169 shares

                   (ii)  shared power to vote or to direct the vote:
                                         ---------

                   (iii)  sole power to dispose or to direct the disposition of:
                             563,169 shares

                                Page 3 of 4 Pages

                   (iv) shared power to dispose or to direct the disposition of:
                             --------

  Item 5           Ownership of Five Percent or Less of a Class:
                             Not Applicable.

  Item 6           Ownership of More than Five Percent on Behalf of Another
                   Person:
                             Not Applicable.

  Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                   Company:

                             Not Applicable.

  Item 8           Identification and Classification of Members of the Group:
                             Not Applicable.

  Item 9           Notice of Dissolution of Group:
                             Not Applicable.

  Item 10          Certification:

                   By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                        By: /S/ Michael S. Pradko
                                           -------------------------------------
                                           Name: Michael S. Pradko
                                           Title: Authorized Signatory

February 14, 2002

                                Page 4 of 4 Pages